Exhibit 12.1
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

		Historical
								Chase Group
	Pro Forma	Concho Resources Inc.						Properties
	Nine Months	Nine Months						Year
	Ended	Ended						Ended
	September 30,	September 30,	Year Ended December 31,					December 31,
(in thousands, except ratios)	2010	2010	2009	2008	2007	2006	2005	2005

Income (loss) before income taxes	$348,370	$337,252	$(30,534)	$440,787	$41,379	$34,047	$3,993	$74,351
Interest expense	66,762	34,293	28,292	29,039	36,042	30,567	3,096	—
Rental expense attributable to interest	482	482	505	338	102	228	107	—

Earnings	$415,614	$372,027	$(1,737)	$470,164	$77,523	$64,842	$7,196	$74,351

Interest expense	$66,762	$34,293	$28,292	$29,039	$36,042	$30,567	$3,096	$—
Capitalized interest	119	119	66	1,233	2,647	2,129	370	—
Rental expense attributable to interest	482	482	505	338	102	228	107	—
Preferred stock dividends	—	—	—	—	45	1,244	4,766	—

Fixed charges and preferred stock dividends	$67,363	$34,894	$28,863	$30,610	$38,836	$34,168	$8,339	$—

Ratio of earnings to fixed charges (a)	6.17	10.66	(0.06)	15.36	2.00	1.97	2.01	NM (c)

Insufficient coverage	$—	$—	$(30,600)	$—	$—	$—	$—	NM (c)

Ratio of earnings to fixed charges and preferred stock dividends (b)	6.17	10.66	(0.06)	15.36	2.00	1.90	(0.86)	NM (c)

Insufficient coverage	$—	$—	$(30,600)	$—	$—	$—	$(1,143)	NM (c)

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:
•	earnings includes income (loss) before income taxes adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges consists of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense.
(b)	The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:
•	earnings includes income (loss) before income taxes adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges and preferred stock dividends consists of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense and preferred stock dividends.
(c)	Not mentionable, as there were no fixed charges or preferred stock dividends for these periods.